Exhibit 99.1

For Immediate Release	Contact:	Jeff D’Eliscu
Water Pik Technologies, Inc.
(949) 719-3700 (office)
(949) 675-9475 (home)
jdeliscu@waterpik.com

WATER PIK TECHNOLOGIES REPORTS SEPTEMBER 2004 OPERATING RESULTS

September Quarter Sales Increased 22.6% Generating $0.36 EPS
2004 Trailing Twelve Months EPS of $1.07 compared to $0.73 for 2003

(Newport Beach, California, October 27, 2004) – Water Pik Technologies, Inc. (NYSE: PIK) today announced sales for the quarter ended September 30, 2004 were $93.3 million, an increase of 22.6 percent as compared to sales of $76.1 million for the same period in 2003.  Organic sales growth for the quarter, excluding the January 2004 acquisition of Huron Tech Systems, was 19.0 percent.  Net income was $4.6 million or $0.36 per share for the September 2004 quarter as compared to $3.0 million or $0.24 per share for the same period in 2003.  The September 2004 quarter EBITDA (earnings before interest, taxes, depreciation and amortization) from continuing operations was $10.3 million as compared to $7.6 million for the September 2003 quarter.

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share amounts)	2004	2003	2004	2003
	(Unaudited)	(Unaudited)		(Unaudited)

Sales	$93,307	$76,129	$251,240	$208,014
Operating income	$7,588	$4,993	$12,953	$9,120
Net income	$4,557	$3,016	$7,494	$5,026
Net income per diluted common share	$0.36	$0.24	$0.60	$0.41
EBITDA from continuing operations	$10,346	$7,622	$20,629	$16,551

The Company operates on a 52- or 53-week period ending on the last Sunday nearest September 30.  Each fiscal year consists of four 13-week quarters, with an extra week added to the fourth quarter every five or six years.  There were 14 weeks in the quarter ended September 30, 2004 compared to 13 weeks in 2003, 40 weeks in the nine months ended September 30, 2004, compared to 39 weeks in 2003 and 53 weeks in the twelve months ended September 30, 2004 (Fiscal Year 2004) compared to 52 weeks in 2003.  Sales were favorably impacted by the extra week in the reported periods ended September 30, 2004.

more

Sales for the nine months ended September 30, 2004 were $251.2 million, an increase of 20.8 percent as compared to sales of $208.0 million for the same period in 2003.  Organic sales growth for the nine months, excluding the June 2003 acquisition of Air Energy Heat Pumps, Inc. and the January 2004 acquisition, was 15.0 percent.  Net income increased 49.1 percent to $7.5 million or $0.60 per share for the nine months ended September 2004 as compared to $5.0 million or $0.41 per share for the same period in 2003.  For the nine months ended September 2004, EBITDA from continuing operations was $20.6 million as compared to $16.6 million for the same period in 2003.

“We exceeded our sales and earnings per share objectives for Fiscal Year 2004 and continue to focus on leveraging our sales growth into higher profitability,” said Water Pik Technologies’ Chief Executive Officer Michael P. Hoopis.  “The growth of our Pool Products and Heating Systems segment continues to be driven by our expanded product offerings, the positive impact of acquisitions and the success of customer programs.”

“For our Personal Health Care business, we are pleased with the top line improvement over the prior quarter that generated higher profitability. We continue to focus our resources on growing our market leading showerhead and oral irrigator product lines toward the goal of expanding margins and return on capital.”

“We are on track to achieve our previously announced multi-year financial targets of compounded growth rates for sales of 9 percent and for operating income of 25 percent for the 2003 through 2006 period,” continued Hoopis.

Business Segment Performance

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in thousands)	2004	2003	2004	2003
	(Unaudited)	(Unaudited)		(Unaudited)
POOL PRODUCTS AND HEATING SYSTEMS:
Pool products	$47,824	$34,949	$133,747	$93,941
Water-heating systems	12,195	10,348	30,242	25,670
Total sales	$60,019	$45,297	$163,989	$119,611

Gross profit	$14,747	$11,292	$37,282	$27,308

Operating income	$5,375	$3,534	$10,015	$3,990

Gross profit as a percent of sales	24.6%	24.9%	22.7%	22.8%
Operating income as a percent of sales	9.0%	7.8%	6.1%	3.3%

For the three months ended September 30, 2004, Pool Products and Heating Systems:

•                  Sales increased 32.5 percent due primarily to the success of new product programs and acquisitions.  Pool product sales, driven by the success of the Company’s pool builder conversion program, increased 36.8 percent due to increased sales of electronic controls, pumps, filters, pool heaters, heat pumps and $2.7 million in incremental chlorinator and heat exchanger sales from the January 2004 acquisition.  Water-heating system sales increased 17.8 percent due primarily to sales of commercial heating systems driven by the Laars® Rheos® and Pennant® boilers.

•                  Gross profit increased $3.5 million due primarily to higher sales. Gross profit as a percent of sales decreased slightly as higher raw materials, warranty and freight costs offset the benefit of higher sales volume and the related leveraging of fixed manufacturing costs.

•                  Operating income increased $1.8 million due primarily to higher gross profit and the leveraging of operating expenses.

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amount in thousands)	2004	2003	2004	2003
	(Unaudited)	(Unaudited)		(Unaudited)
PERSONAL HEALTH CARE:
Oral health products	$15,012	$13,129	$38,328	$36,655
Shower products	16,170	15,564	44,203	45,287
Other products	2,106	2,139	4,720	6,461
Total sales	$33,288	$30,832	$87,251	$88,403

Gross profit	$12,037	$10,918	$31,948	$34,347

Operating income	$2,213	$1,459	$2,938	$5,130

Gross profit as a percent of sales	36.2%	35.4%	36.6%	38.9%
Operating income as a percent of sales	6.6%	4.7%	3.4%	5.8%

For the three months ended September 30, 2004, Personal Health Care:

•                  Sales increased 8.0 percent due primarily to higher sales of Oral health and Shower products.  Sales for Oral health products increased $1.9 million due primarily to sales of new products introduced in 2003 combined with increased sales of professional oral health products. Sales for Shower products increased $0.6 million due primarily to sales of the New Visions® and Elements™ lines of shower products.

•                  Gross profit increased $1.1 million due to higher sales of Oral health and Shower products partially offset by increased inventory reserves for personal stress relief products.  Gross profit as a percent of sales increased due primarily to higher sales volume and the related leveraging of fixed manufacturing costs partially offset by increased inventory reserves.

•                  Operating income increased $0.8 million due to higher sales and gross profit.

Additional Financial Highlights

For the nine months ended September 30, 2004, cash provided by operating activities increased $14.2 million from $29.9 million for the prior year.  Cash provided by operating activities of $44.1 million and $2.2 million in proceeds from stock option exercises were used to fund the January 2004 acquisition and capital expenditures totaling $14.6 million and to repay $21.8 million of borrowings under revolving credit facilities and promissory notes.

Capital expenditures from continuing operations for the three months and nine months ended September 30, 2004 were $2.2 million and $4.5 million, respectively, compared to $1.4 million and $4.0 million, respectively, for the same periods last year.  Depreciation and amortization from continuing operations for the three months and nine months ended September 30, 2004 were $2.8 million and $7.7 million, respectively, compared to $2.6 million and $7.4 million, respectively, for the same periods of 2003.

Income tax expense as a percent of income from continuing operations before income taxes was 38.2 percent for the quarter ended September 30, 2004 and 36.7 percent for Fiscal Year 2004.  Income tax expense for the quarter ended September 30, 2004 reflects a mix shift to higher state taxing jurisdictions and adjustments to current year estimates based on the completion of prior year tax returns. The Company estimates the effective tax rate for the twelve months ending September 2005 (Fiscal Year 2005) will be comparable to the rate reported for the quarter ended September 30, 2004.

September Fiscal Year End

The Company previously announced their new fiscal year was the 52- or 53-week period ending on the Sunday nearest September 30, effective in 2004.  In December 2004 a Form 10-K reporting financial results for the nine-month transition period ended September 2004 will be filed with the Securities and Exchange Commission.

Outlook

The Company outlook for sales growth for Fiscal Year 2005 is in the range of 5 to 7 percent.  Sales growth for the Pool Products and Heating Systems segment is targeted in the range of 6 to 8 percent.  Sales growth for the Personal Health Care segment is targeted in the range of 4 to 6 percent.  The sales growth targets incorporate 52 weeks in Fiscal Year 2005 as compared to 53 weeks for Fiscal Year 2004.  Earnings per share for Fiscal Year 2005 are targeted in the range of $1.18 to $1.22 per diluted share, a growth rate of 10 to 14 percent.  The earnings outlook does not include the potential impact of the proposed rule change for stock option accounting tentatively required to be adopted by the Company for the September quarter of 2005.  Capital spending for Fiscal Year 2005 is projected to be in the range of $9.0 to $11.0 million compared to $6.8 million for Fiscal Year 2004.

Due to the strong results for the quarter ended September 2004, which included an extra week during the peak selling season, the Company estimates the December 2004 quarter sales and earnings to be comparable to the $97.1 million sales and $0.47 earnings per share reported for the December 2003 quarter.

Supplemental Information for Fiscal Year 2004

The presentation of consolidated and segment results for Fiscal Year 2004 is provided to assist the investment community in their understanding and analysis of the Company’s performance for the twelve months ended September 2004.

(In thousands, except per share amounts) (Unaudited)	Twelve Months Ended September 30,
	2004	2003	$ Change	% Change

Sales	$348,351	$292,618	$55,733	19.0%
Operating income	$22,625	$15,633	$6,992	44.7%
Income from continuing operations	$13,411	$9,053	$4,358	48.1%
Net income	$13,433	$5,261	$8,172	155.3%
EPS from continuing operations	$1.07	$0.73	$0.34	46.6%
Net income per common share	$1.07	$0.43	$0.64	148.8%
EBITDA from continuing operations	$32,937	$25,424	$7,513	29.6%

For the twelve months ended September 30, 2004, Water Pik Technologies, Inc.:

•                  Sales increased 19.0 percent due to a 31.6 percent growth in the Pool Products and Heating Systems segment and a 1.4 percent increase in the Personal Health Care segment. Organic sales growth for the period, excluding the June 2003 and January 2004 acquisitions, was 13.3 percent.

•                  Operating income as a percent of sales increased to 6.5 percent from 5.3 percent in 2003.

(Amounts in thousands) (Unaudited)	Twelve Months Ended September 30,
	2004	2003	$ Change	% Change
POOL PRODUCTS AND HEATING SYSTEMS:
Pool products	$182,809	$135,080	$47,729	35.3%
Water-heating systems	41,772	35,517	6,255	17.6%
Total sales	$224,581	$170,597	$53,984	31.6%

Gross profit	$53,169	$41,503	$11,666	28.1%

Operating income	$17,518	$10,067	$7,451	74.0%

Gross profit as a percent of sales	23.7%	24.3%
Operating income as a percent of sales	7.8%	5.9%

For the twelve months ended September 30, 2004, Pool Products and Heating Systems:

•                  Sales increased 31.6 percent due primarily to new products and the June 2003 and January 2004 acquisitions.  Pool product sales, driven by the success of the Company’s pool builder conversion program, increased 35.3 percent due to increased sales of electronic controls, pumps, filters, pool heaters and $17.1 million in incremental heat pump, chlorinator and heat exchanger sales from the two acquisitions.  Water-heating system sales increased 17.6 percent due primarily to sales of commercial heating systems driven by the Laars® Rheos® and Pennant® boilers.

•                  Gross profit increased $11.7 million due primarily to higher sales.  Gross profit as a percent of sales declined due primarily to higher raw material costs, product sales mix and slightly higher warranty expense, which offset the benefit of higher sales volume and the related leveraging of fixed manufacturing costs.

•                  Operating income increased $7.5 million due primarily to higher gross profit and the leveraging of operating expenses.

(Amounts in thousands) (Unaudited)	Twelve Months Ended September 30,
	2004	2003	$ Change	% Change
PERSONAL HEALTH CARE:
Oral health products	$52,650	$50,904	$1,746	3.4%
Shower products	62,835	61,383	1,452	2.4%
Other products	8,285	9,734	(1,449)	(14.9)%
Total sales	$123,770	$122,021	$1,749	1.4%

Gross profit	$45,961	$46,681	$(720)	(1.5)%

Operating income	$5,107	$5,566	$(459)	(8.2)%

Gross profit as a percent of sales	37.1%	38.3%
Operating income as a percent of sales	4.1%	4.6%

For the twelve months ended September 30, 2004, Personal Health Care:

•                  Sales increased 1.4 percent due primarily to higher sales of Oral health and Shower products offset by lower water filtration sales within the Other products category.  Sales for Oral health products increased due primarily to sales of new products introduced at the end of 2003 combined with increased sales of professional oral health products.  Sales for Shower products increased due primarily to sales of the New Visions® and Elements™ lines of shower products.

•                  Gross profit and gross profit as a percent of sales decreased due to increased inventory reserves for personal stress relief products, customer rebates and higher warranty costs.

•                  Operating income decreased $0.5 million due to lower gross profit partially offset by lower selling, general and administrative expenses.

Investor Conference Call and Web Cast

A conference call to discuss operating results for the three months ended September 30, 2004 will be held with Mike Hoopis, Water Pik Technologies’ President and CEO, and Vic Streufert, the Company’s Vice President, Finance and CFO, at 11:00 am Pacific Daylight Time (2:00 pm EDT), Thursday, October 28, 2004.  To access the live web cast or an archived replay, please go to www.waterpik.com or www.vcall.com.

If you are interested in listening to the conference call, please dial 888-848-6718 at least five minutes before the scheduled conference call start time.  The access code for this conference call is: PIK.  Approximately two hours after the end of the call, you may access a replay of the call by dialing 800-839-8263.  The replay will be available through 11:00 pm Pacific Standard Time on November 1st.

Forward-looking Statements

In this press release, the statements from Mr. Hoopis are forward-looking statements.  Any other statements contained in this press release, which are not historical fact, may be considered forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from these forward-looking statements as a result of the risk factors described in the Company’s filings with the Securities and Exchange Commission, including, among others, its ability to develop new products and execute its growth strategy, the uncertainty of new product testing and regulatory approvals, the uncertainty that its marketing efforts will achieve the desired results with respect to existing or new products, its dependence on key customers, the seasonal nature of its businesses, the impact of consumer confidence and consumer spending, the effect of product liability claims, the impact of rising commodity costs such as steel, copper and oil, risks associated with using foreign suppliers including increased transportation costs and potential supply chain disruption due to delays at West Coast ports, failure to protect its intellectual properties and its ability to integrate acquisitions and realize expected synergies.  In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will in fact transpire.  These forward-looking statements represent the Company’s judgment only as of the date of this press release.  As a result, the reader is cautioned not to rely on these forward-looking statements.  The Company does not have any intention or obligation to update these forward-looking statements.

Water Pik Technologies, Inc. is a leading developer, manufacturer and marketer of innovative personal health care products, pool products and water-heating systems sold under the Water Pik®, Jandy® and Laars® brand names.  The Company has developed and introduced many products that are considered the first of their kind and have led to the formation of new markets, including the automatic toothbrush, end-of-faucet water filtration system, pool heater and pulsating shower massage.  The Company’s products are sold through a variety of channels, including home centers, mass-merchandisers, drug chains and specialty retailers, wholesalers and contractors.  Headquartered in Newport Beach, California, the Company operates ten major facilities in the United States and Canada.  For more information, visit the Water Pik Technologies, Inc. web site at www.waterpik.com.

Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure

In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, the following schedules reconcile EBITDA (earnings before interest, taxes, depreciation and amortization) to income from continuing operations before taxes, the most directly comparable financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP), for the periods presented.

In order to fully assess our financial results, we believe that EBITDA is an appropriate measure for evaluating our operating performance.  We are providing this information because it is a key metric to the investment community and assists in their understanding and analysis of our operating performance.  Accordingly, EBITDA should be considered in addition to, and not as a substitute for, or superior to, any measures of financial performance prepared in compliance with GAAP.

The following tables represent consolidated statements of operations, consolidated and segment reconciliation of EBITDA to income from continuing operations before income taxes, condensed consolidated balance sheets, consolidated statements of cash flows and summary of consolidated statements of operations and reconciliation of EBITDA to income from continuing operations before income taxes.

WATER PIK TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
	(Unaudited)	(Unaudited)		(Unaudited)

Sales	$93,307	$76,129	$251,240	$208,014
Gross profit	26,784	22,210	69,230	61,655
Selling expenses	11,023	10,830	33,791	32,754
General and administrative expenses	6,614	4,956	17,531	14,474
Research and development expenses	1,559	1,431	4,955	5,307
Operating income	7,588	4,993	12,953	9,120
Interest expense	330	496	1,224	1,595
Other income	(37)	(118)	(197)	(326)
Income from continuing operations before income taxes	7,295	4,615	11,926	7,851
Income tax provision	2,785	1,596	4,484	2,775
Income from continuing operations	4,510	3,019	7,442	5,076

Discontinued operations:
Income (loss) from operations of discontinued product line	76	(6)	83	(78)
Income tax provision (benefit)	29	(3)	31	(28)
Income (loss) on discontinued operations	47	(3)	52	(50)
Net income	$4,557	$3,016	$7,494	$5,026

Diluted net income per common share
Continuing operations	$0.36	$0.24	$0.59	$0.41
Discontinued operations	—	—	—	—
Net income	$0.36	$0.24	$0.60	$0.41

Weighted average common shares outstanding - diluted	12,537	12,455	12,571	12,335

WATER PIK TECHNOLOGIES, INC.
CONSOLIDATED AND SEGMENT RECONCILIATION OF EBITDA TO INCOME
FROM CONTINUING OPERATIONS BEFORE INCOME TAXES
(Amounts in thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003

WATER PIK TECHNOLOGIES, INC.
Reconciliation of EBITDA:
Income from continuing operations before income taxes	$7,295	$4,615	$11,926	$7,851
Interest expense, net	298	391	1,026	1,266
Depreciation and amortization	2,753	2,616	7,677	7,434
EBITDA from continuing operations	$10,346	$7,622	$20,629	$16,551

POOL PRODUCTS AND HEATING SYSTEMS
Reconciliation of EBITDA:
Income from continuing operations before income taxes	$5,220	$3,341	$9,207	$3,315
Interest expense, net	164	196	823	668
Depreciation and amortization	1,260	1,067	3,268	3,040
EBITDA from continuing operations	$6,644	$4,604	$13,298	$7,023

PERSONAL HEALTH CARE
Reconciliation of EBITDA:
Income from continuing operations before income taxes	$2,075	$1,274	$2,719	$4,536
Interest expense, net	134	195	203	598
Depreciation and amortization	1,493	1,549	4,409	4,394
EBITDA from continuing operations	$3,702	$3,018	$7,331	$9,528

WATER PIK TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	September 30, 2004	December 31, 2003

ASSETS
Cash and cash equivalents	$11,036	$970
Accounts receivable, net	58,418	85,527
Inventories	45,387	41,772
Deferred income taxes	8,736	7,321
Prepaid expenses and other current assets	2,803	4,320
Total current assets	126,380	139,910
Property, plant and equipment, net	45,553	48,637
Goodwill, net	35,149	26,020
Deferred income taxes	225	657
Other assets	3,893	3,352
TOTAL ASSETS	$211,200	$218,576

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$26,069	$25,169
Accrued income taxes	27	1,559
Accrued liabilities	32,529	28,797
Current portion of long-term debt	3,838	3,879
Total current liabilities	62,463	59,404
Long-term debt, less current portion	20,839	42,589
Other accrued liabilities	5,358	5,242
TOTAL LIABILITIES	88,660	107,235
TOTAL STOCKHOLDERS’ EQUITY	122,540	111,341
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$211,200	$218,576

WATER PIK TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	Nine Months Ended September 30,
	2004	2003
		(Unaudited)

Operating activities:
Net income	$7,494	$5,026
Loss (income) from discontinued product line	(52)	50
Income from continuing operations	7,442	5,076
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,677	7,434
Deferred income taxes	(985)	(129)
Tax benefit from exercise of stock options	598	—
Tax benefit of pre-spin-off foreign tax losses	24	366
Compensation expense arising from stock awards	642	545
Interest income from stockholder notes	(64)	(323)
Change in operating assets and liabilities:
Accounts receivable	27,090	33,545
Inventories	(2,196)	(7,410)
Accounts payable	713	(2,333)
Accrued liabilities	3,473	(7,418)
Accrued income taxes	(1,497)	1,240
Other assets and liabilities	1,221	(708)
Cash provided by operating activities	44,138	29,885

Investing activities:
Purchase of business	(10,128)	(7,703)
Purchase of property, plant and equipment	(4,457)	(3,987)
Disposal of property, plant and equipment	5	47
Cash used in investing activities	(14,580)	(11,643)

Financing activities:
Net payments on revolving credit facilities	(17,237)	(12,756)
Payments on promissory notes	(4,532)	(2,836)
Proceeds from exercise of options	2,189	284
Principal payments on capital leases	(22)	(11)
Cash used in financing activities	(19,602)	(15,319)
Effect of exchange rate changes on cash	58	(23)
Cash provided by (used in) discontinued operations	52	(50)
Increase in cash	10,066	2,850
Cash at beginning of period	970	1,038
Cash and cash equivalents at end of period	$11,036	$3,888

WATER PIK TECHNOLOGIES, INC.
SUMMARY OF CONSOLIDATED STATEMENTS OF OPERATIONS AND
RECONCILIATION OF EBITDA TO INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES(1)
(Amounts in thousands, except per share amounts)
(Unaudited)

	First Quarter Dec. 31, 2003	Second Quarter Mar. 31, 2004	Third Quarter Jun. 30, 2004	Fourth Quarter Sep. 30, 2004	Year Ended Sep. 30, 2004

Sales	$97,111	$67,661	$90,272	$93,307	$348,351
Gross profit	29,900	17,336	25,110	26,784	99,130
Selling expenses	12,334	11,176	11,592	11,023	46,125
General and administrative expenses	6,049	5,299	5,618	6,614	23,580
Research and development expenses	1,845	1,702	1,694	1,559	6,800
Operating income (loss)	9,672	(841)	6,206	7,588	22,625
Interest expense	458	546	348	330	1,682
Other income	(58)	(70)	(90)	(37)	(255)
Income (loss) from continuing operations before income taxes	9,272	(1,317)	5,948	7,295	21,198
Income tax provision (benefit)	3,303	(468)	2,167	2,785	7,787
Income (loss) from continuing operations	5,969	(849)	3,781	4,510	13,411

Discontinued operations:
Income (loss) from operations of discontinued product line	(45)	—	7	76	38
Income tax provision (benefit)	(15)	—	2	29	16
Income (loss) on discontinued operations	(30)	—	5	47	22
Net income (loss)	$5,939	$(849)	$3,786	$4,557	$13,433

Diluted net income (loss) per common share
Continuing operations	$0.47	$(0.07)	$0.30	$0.36	$1.07
Discontinued operations	—	—	—	—	—
Net income	$0.47	$(0.07)	$0.30	$0.36	$1.07

Weighted average common shares outstanding - diluted	12,571	11,941	12,592	12,537	12,572

Reconciliation of EBITDA:
Income (loss) from continuing operations before income taxes	$9,272	$(1,317)	$5,948	$7,295	$21,198
Interest expense, net	380	486	242	298	1,406
Depreciation and amortization	2,656	2,501	2,423	2,753	10,333
EBITDA from continuing operations	$12,308	$1,670	$8,613	$10,346	$32,937

(1) Presented for information purposes only to illustrate the Company’s results of operations and EBITDA assuming a September fiscal year end for each of the periods presented.

WATER PIK TECHNOLOGIES, INC.
SUMMARY OF CONSOLIDATED STATEMENTS OF OPERATIONS AND
RECONCILIATION OF EBITDA TO INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES(1)
(Amounts in thousands, except per share amounts)
(Unaudited)

	First Quarter Dec. 31, 2002	Second Quarter Mar. 31, 2003	Third Quarter Jun. 30, 2003	Fourth Quarter Sep. 30, 2003	Year Ended Sep. 30, 2003

Sales	$84,604	$55,389	$76,496	$76,129	$292,618
Gross profit	26,529	15,294	24,151	22,210	88,184
Selling expenses	13,120	10,926	10,998	10,830	45,874
General and administrative expenses	4,638	4,598	4,920	4,956	19,112
Research and development expenses	2,258	2,187	1,689	1,431	7,565
Operating income (loss)	6,513	(2,417)	6,544	4,993	15,633
Interest expense	493	539	560	496	2,088
Other income	(143)	(124)	(84)	(118)	(469)
Income (loss) from continuing operations before income taxes	6,163	(2,832)	6,068	4,615	14,014
Income tax provision (benefit)	2,186	(1,035)	2,214	1,596	4,961
Income (loss) from continuing operations	3,977	(1,797)	3,854	3,019	9,053

Discontinued operations:
Loss from operations of discontinued product line	(5,940)	(63)	(9)	(6)	(6,018)
Income tax benefit	(2,198)	(23)	(2)	(3)	(2,226)
Loss on discontinued operations	(3,742)	(40)	(7)	(3)	(3,792)
Net income (loss)	$235	$(1,837)	$3,847	$3,016	$5,261

Diluted net income (loss) per common share
Continuing operations	$0.32	$(0.15)	$0.31	$0.24	$0.73
Discontinued operations	(0.30)	—	—	—	(0.30)
Net income	$0.02	$(0.15)	$0.31	$0.24	$0.43

Weighted average common shares outstanding - diluted	12,352	12,075	12,282	12,455	12,339

Reconciliation of EBITDA:
Income (loss) from continuing operations before income taxes	$6,163	$(2,832)	$6,068	$4,615	$14,014
Interest expense, net	386	415	460	391	1,652
Depreciation and amortization	2,324	2,360	2,458	2,616	9,758
EBITDA from continuing operations	$8,873	$(57)	$8,986	$7,622	$25,424

(1) Presented for information purposes only to illustrate the Company’s results of operations and EBITDA assuming a September fiscal year end for each of the periods presented.

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